As filed with the Securities and Exchange Commission on June 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMARCO, INC.

(Exact name of registrant as specified in its charter)

California	95-2088894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250 Lake Forest, California	92630-8870
(Address of Principal Executive Offices)	(Zip Code)

COMARCO, INC. 2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Thomas W. Lanni

President and Chief Executive Officer

25541 Commercentre Drive, Suite 250

Lake Forest, California 92630-8870

(Name and address of agent for service)

(949) 599-7400

(Telephone number, including area code, of agent for service)

Copies to:

Ben Frydman, Esq.

Stradling, Yocca, Carlson, Rauth

650 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,832,700 shares	$0.20 (2)	$366,540 (2)	$42.01

(1)	In accordance with the terms of the Comarco, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), this amount includes (i) 750,000 shares of Common Stock reserved for issuance under the 2011 Plan, plus (ii) 322,248 shares of Common Stock that remained issuable under the Comarco, Inc. 2005 Equity Incentive Plan, as amended (the “2005 Plan”), on the adoption date of the 2011 Plan, plus (iii) up to 760,452 shares of Common Stock subject to awards previously granted under the 2005 Plan that could ultimately not be delivered to participants under the 2005 Plan, which become available for issuance in connection with future awards granted under the 2011 Plan ((ii) and (iii) together, the “Carry-Over Shares”). The Carry-Over Shares were previously registered on a Registration Statement on Form S-8 (Registration No. 333-156518), as filed with the Securities and Exchange Commission on December 31, 2008. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the 2011 Plan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the 1,832,700 shares are calculated based on $0.20 per share, the average of the high and low prices of the Company’s Common Stock, as reported on the OTCQB on June 25, 2012, a date within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

At the Annual Meeting of Shareholders of Comarco, Inc. (the “Company”) held on July 21, 2011, the Company’s shareholders approved the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). The purpose of this Registration Statement is to register the shares of the Company’s Common Stock (the “Common Stock”) that are and may become available for issuance or transfer under the 2011 Plan.

In accordance with the terms of the 2011 Plan as approved by the Company’s shareholders, the 2011 Plan covers (i) 750,000 shares of Common Stock reserved for issuance, plus (ii) 322,248 shares of Common Stock that remained issuable under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”), on the adoption date of the 2011 Plan, plus (iii) up to 760,452 shares of Common Stock subject to awards previously granted under the 2005 Plan that could ultimately not be delivered to participants under the 2005 Plan, which shall be available for issuance in connection with future awards granted under the 2011 Plan. Thus, this Registration Statement is registering the maximum number of shares of Common Stock issuable under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the 2011 Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and are being filed or included herewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012, filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2012;

(2) The Company’s Definitive Proxy Statement, on Schedule 14A, relating to its 2012 Annual Meeting of Stockholders, filed with the Commission on May 30, 2012, as supplemented by the Company’s filing of its additional proxy materials, on Schedule 14A, as filed with the Commission on June 8, 2012;

(3) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2012, filed with the Commission on June 14, 2012;

(4) The description of the Company’s Common Stock contained in Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended October 31, 2000, as filed with the Commission on December 15, 2000, including any amendment or report filed for the purpose of updating such description; and

(5) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in paragraph (1) above.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders, or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, in each case that is not deemed filed under applicable provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not Applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not Applicable.

ITEM 6.	Indemnification of Directors and Officers.

The Company is a California corporation. The Company’s Articles of Incorporation and Bylaws provide for the indemnification of the officers and directors of the Company to the full extent permitted by law. Section 317 of the General Corporation Law of the State of California (“GCL”) provides that a California corporation has the power to indemnify its officers and directors in certain circumstances.

Subdivision (b) of Section 317 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such director or officer was unlawful.

Subdivision (c) of Section 317 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by such director or officer in connection with the defense or settlement of the action if such director or officer acted in good faith, in a manner believed to be in the best interests of the corporation and its shareholders, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation in the performance of such director’s or officer’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine or of settlement amounts and expenses paid in connection with pending actions disposed of without court approval. Indemnification under Section 317 may only be made in a specific case upon a determination that the director or officer has met the applicable standard of conduct.

Section 317 further provides that to the extent a director or officer of the corporation has been successful in the defense of any proceeding referred to in subdivision (b) or (c) or in the defense of any claim, issue, or matter therein, such director or officer shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 317 shall not be deemed exclusive of any additional rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such director or officer in such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against that liability under Section 317.

The Company’s Articles of Incorporation currently provide that the liability of the director for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company’s Bylaws provide for indemnification of the officers and directors of the Company to the maximum extent permitted by law. Subdivision (a)(10) of Section 204 of the GCL, provides that such exculpation from liability may not be afforded (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the GCL or (vii) under Section 316 of the GCL.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

The following Exhibits are filed with this Registration Statement:

Exhibit Number	Description

4.1	Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 15, 2000).*

4.2	Bylaws, as amended, (incorporated herein by reference from Exhibit 3.02 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2011).*

4.3	Certificate of Determination of Series A Participating Preferred Stock (incorporated herein by reference to Exhibit 99.1 to the Company’s registration statement on Form 8-A (Filing No. 000-05449) filed with the Securities and Exchange Commission on February 6, 2003).*

5.1	Opinion of Stradling, Yocca, Carlson & Rauth, P.C.

10.1	Comarco, Inc. 2011 Equity Incentive Plan, (incorporated herein by reference to Appendix A to the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 31, 2011).*

10.2	Form of Restricted Stock Unit Agreement.

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling, Yocca, Carlson & Rauth, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

*	Incorporated by reference

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on June 29, 2012.

COMARCO, INC.

By:	/s/ THOMAS W. LANNI
Thomas W. Lanni
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Lanni and Alisha K. Charlton, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS W. LANNI Thomas W. Lanni	President and Chief Executive Officer and a Director (Principal Executive Officer)	June 29, 2012

/s/ ALISHA K. CHARLTON Alisha K. Charlton	Chief Accounting Officer (Principal Financial and Accounting Officer)	June 29, 2012

/s/ PAUL BOROWIEC Paul Borowiec	Director	June 29, 2012

/s/ WAYNE G. CADWALLADER Wayne G. Cadwallader	Director	June 29, 2012

/s/ RICHARD T. LEBUHN Richard T. LeBuhn	Director	June 29, 2012

/s/ MICHAEL R. LEVIN Michael R. Levin	Director	June 29, 2012

/s/ MICHAEL H. MULROY Michael H. Mulroy	Director	June 29, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 15, 2000).*

4.2	Bylaws, as amended, (incorporated herein by reference from Exhibit 3.02 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2011).*

4.3	Certificate of Determination of Series A Participating Preferred Stock (incorporated herein by reference to Exhibit 99.1 to the Company’s registration statement on Form 8-A (Filing No. 000-05449) filed with the Securities and Exchange Commission on February 6, 2003).*

5.1	Opinion of Stradling, Yocca, Carlson & Rauth, P.C.

10.1	Comarco, Inc. 2011 Equity Incentive Plan, (incorporated herein by reference to Appendix A to the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 31, 2011).*

10.2	Form of Restricted Stock Unit Agreement.

23.1	Consent of Squar, Milner, Peterson , Miranda & Williamson, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling, Yocca, Carlson & Rauth, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

*	Incorporated by reference